                                                                      EXHIBIT 11



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


Computation of Earnings Per Share:
(In thousands, except per share amounts)
                                              1998      1997      1996
                                              ----      ----      ----

Net income*                                 $16,102   $12,178   $12,912

Earnings per common share:
 Basic                                      $  1.27   $  0.98   $  1.05
 Diluted                                    $  1.20   $  0.93   $  1.01

Shares outstanding (average):
 Common shares                               13,773    13,330    12,991
 Treasury shares                             (1,075)     (930)     (728)
                                            -------   -------   -------
Common shares - basic (average)              12,698    12,400    12,263
Options:  common equivalents                    674       679       526
Warrants: common equivalents                     19        --         8
                                            -------   -------   -------
Common shares - diluted (average)            13,391    13,079    12,797
                                            =======   =======   =======

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*Note:  The Company did not have any outstanding preferred stock for the periods ending December 31, 1996 through 1998.